Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR UNSECURED NOTES

NASHVILLE, Tenn. – (June 30, 2014) – AMSURG Corp. (NASDAQ: AMSG) today announced that it has launched its offering of approximately $880 million aggregate principal amount of senior unsecured notes due 2022 (the “Notes”). The closing of the offering of the Notes is conditioned upon the closing of AMSURG’s previously announced acquisition of Sheridan Healthcare (the “Sheridan Transaction”).

AMSURG intends to use the net proceeds from this private offering, together with its recently announced registered public offerings of common stock and 5.250% Mandatory Convertible Preferred Stock, additional debt financing and cash on hand, to finance the cash consideration to be paid to consummate the Sheridan Transaction, as well as repay borrowings under AMSURG’s existing revolving credit facility, repay the outstanding balance of its senior secured notes due 2020 and pay fees and expenses related to the Sheridan Transaction.

The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release will not constitute an offer to sell or a solicitation of an offer to buy any Notes or any other securities of AMSURG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the Sheridan Transaction and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “predicts,” or the negative of these words or phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AMSURG’s good faith beliefs,

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AMSG Announces Proposed Private Offering

of Senior Unsecured Notes

June 30, 2014

assumptions and expectations, they are not guarantees of future performance. Furthermore, AMSURG disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Certain risks and uncertainties related to AMSURG’s business are or will be described in greater detail in AMSURG’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks.

About AMSURG Corp.

AMSURG Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. As of March 31, 2014, AMSURG owned and operated 242 centers.

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